UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Tyra Biosciences, Inc.

(Name of Registrant as Specified In Its Charter)

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Tyra Biosciences, Inc.

2656 State Street

Carlsbad, California 92008

May 7, 2024

Dear Stockholder:

On or about April 18, 2024, we mailed a Notice of Internet Availability of Proxy Materials regarding a Notice of Annual Meeting of Stockholders and accompanying Proxy Statement (the “Proxy Statement”) to you for our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) to be held on Wednesday, May 29, 2024 at 10:00 a.m., Pacific Time via live webcast.

We are pleased to announce that, effective as of May 7, 2024, we have appointed two new independent directors, Susan Moran, M.D., M.S.C.E. and S. Michael Rothenberg, M.D., Ph.D., to our Board of Directors (the “Board”), with Dr. Moran being appointed to the Compensation Committee and Science and Technology Committee of the Board and Dr. Rothenberg being appointed to the Science and Technology Committee of the Board. In connection with such appointments, one of our directors, Isan Chen, M.D., resigned effective as of May 7, 2024, and the Board increased the number of authorized directors from nine to ten. Dr. Moran is filling the Class II vacancy on the Board resulting from Dr. Chen’s departure, and Dr. Rothenberg will serve as a Class I director.

This supplement provides updated information with respect to these changes to our Board and is first being made available to stockholders on or about May 7, 2024. This supplement also contains a description of the updates made to our Non-Employee Director Compensation Program, as amended and restated effective May 1, 2024. This supplement should be read in conjunction with the Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2023. Except as specifically supplemented or amended by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

We look forward to having you join us for our 2024 Annual Meeting.

Sincerely,

Todd Harris
President, Chief Executive Officer and Director

Tyra Biosciences, Inc.

2656 State Street

Carlsbad, California 92008

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2024

This proxy statement supplement, dated May 7, 2024 (the “Supplement”), supplements the proxy statement dated April 18, 2024 (the “Proxy Statement”) relating to the proxy being solicited by the Board of Directors (the “Board”) of Tyra Biosciences, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders to be held on May 29, 2024, at 10:00 a.m., Pacific Time, and any continuation, postponement or adjournment of that meeting (the “Annual Meeting”). The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.

The primary purpose of this Supplement is to provide subsequent information relating to recent changes to our Board and our Non-Employee Director Compensation Program. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

Information Regarding Directors — Continuing Members of the Board:

The Proxy Statement is hereby amended to reflect that (i) Isan Chen, M.D. has resigned from the Board and no longer serves as a Class II director, (ii) the Board has appointed Susan Moran, M.D., M.S.C.E. to serve on the Board as a Class II director for a term ending at the 2026 Annual Meeting of Stockholders and (iii) the Board has appointed S. Michael Rothenberg, M.D., Ph.D. to serve on the Board as a Class I director for a term ending at the 2025 Annual Meeting of Stockholders. Dr. Chen resigned in connection with the appointment of the new directors and not in connection with a disagreement with the Company regarding the Company’s operations, policies or practices.

Dr. Moran has been appointed to each of our Compensation Committee and Science and Technology Committee, and Dr. Rothenberg has been appointed to our Science and Technology Committee. You are not being asked to vote in favor of the election of Dr. Moran or Dr. Rothenberg at the Annual Meeting. Biographical information concerning each of Dr. Moran and Dr. Rothenberg is set forth below.

The nominees for election as Class III directors pursuant to Proposal 1 remain unchanged as follows: Melissa McCracken, Ph.D., Jake Simson, Ph.D. and Rehan Verjee.

Class I Directors (Terms to Expire at the 2025 Annual Meeting)

S. Michael Rothenberg, M.D., Ph.D. has served as Chief Medical Officer of insitro, inc. since February 2024. Prior to this, he held positions at Pfizer from March 2020 to January 2024, including Vice President and Head of Early Oncology Development and Clinical Research and Head of Early Clinical Development. Before his time at Pfizer, Dr. Rothenberg served in various roles at Loxo Oncology, Inc. from August 2015 to January 2020, including as Vice President of Research and Development and as Director of Research and Development. Prior to his work in biotechnology, he was a medical oncologist and cancer researcher at the Massachusetts General Hospital Cancer Center. Dr. Rothenberg received his B.A. in Chemistry from Yale University and earned his M.D. and Ph.D. from Stanford University. We believe that Dr. Rothenberg’s expertise and experience in the life sciences industry and his educational background provide him with the qualifications and skills to serve on our Board.

Class II Directors (Terms to Expire at the 2026 Annual Meeting)

Susan Moran, M.D., M.S.C.E. served as Chief Medical Officer of RayzeBio, Inc. (acquired by Bristol Myers Squibb in February 2024) from July 2021 to May 2024. Prior to that, from March 2018 to June 2021, Dr. Moran was Chief Medical Officer at QED Therapeutics, Inc., an affiliate of BridgeBio Pharma, Inc., where she oversaw clinical development of infigratinib, leading to approval of Truseltiq. Prior to QED, Dr. Moran was at Puma Biotechnology, Inc. from 2014 to February 2018, contributing to the approval of Nerylnx®. She was Senior Medical Director until December 2016 when her role expanded to Vice President and Head of Clinical Development. Dr. Moran has played roles in the development, registration, and post-marketing support of products for a number of solid tumors, including bile duct, urothelial, and liver cancer, among others, as well as multiple sclerosis, achondroplasia, and other disorders. She is a board-certified internist and has served on the faculty of the University of Pennsylvania School of Medicine and Harvard Medical School. Dr. Moran currently serves on the board of directors of BioAtla, Inc., a position she has held since December 2020. Dr. Moran received her B.A. from the University of Virginia, M.D. from Duke University and M.S. in Clinical Epidemiology from the University of Pennsylvania School of Medicine. We believe that Dr. Moran’s expertise and experience in the life sciences industry, her experience as a director of a biotechnology company and her educational background provide her with the qualifications and skills to serve on our Board.

Additional Information Regarding the Appointments of Dr. Moran and Dr. Rothenberg

We have set forth below certain information updating the Proxy Statement to reflect the appointments of Dr. Moran and Dr. Rothenberg. For detailed information regarding the composition of our Board and its committees, as well as other corporate governance policies, please read the Proxy Statement previously made available or delivered to you.

Based on information provided by Dr. Moran and Dr. Rothenberg, the Board has determined that each of Dr. Moran and Dr. Rothenberg does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that Dr. Moran and Dr. Rothenberg are each “independent,” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the rules of The Nasdaq Stock Market LLC (“Nasdaq”). Our Board also determined that Dr. Moran satisfies the independence standards for the Compensation Committee established by applicable SEC and Nasdaq rules.

In connection with their appointment to the Board, on May 7, 2024, each of Dr. Moran and Dr. Rothenberg were granted options to purchase 37,200 shares of the Company’s common stock, in accordance with the terms of the Company’s 2021 Incentive Award Plan (the “Plan”) and consistent with our Non-Employee Director Compensation Program. The options have an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant. The foregoing awards will vest in substantially equal monthly installments over the thirty-six (36) months following the date of grant, subject to Dr. Moran’s or Dr. Rothenberg’s, as the case may be, continuous service on the Board on each such vesting date, such that the options shall be fully vested on the third anniversary of the date of grant; provided that, in addition, all of the options shall vest upon a Change in Control (as defined in the Plan). Dr. Moran and Dr. Rothenberg will also receive cash compensation for their service on the Board and committees thereof in accordance with the Company’s Non-Employee Director Compensation Program, as such program may be amended from time to time.

Further, in connection with their appointment to the Board, each of Dr. Moran and Dr. Rothenberg entered into the Company’s standard form of indemnification agreement, the form of which has been filed with our Annual Report on Form 10-K for the year ended December 31, 2023.

Board Diversity Matrix

The following Board Diversity Matrix presents our board of directors diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (As of May 7, 2024)
Total Number of Directors	10
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	6	0	0
Part II: Demographic Background
Asian	0	2	0	0
White	4	4	0	0

Non-Employee Director Compensation

Effective as of May 1, 2024, based on the recommendations of the Company’s independent third-party compensation consultant Radford (an Aon Consulting, Inc. company) and the Compensation Committee, the Board approved the following changes to the Company’s Non-Employee Director Compensation Program: (i) an increase in the Board annual cash retainer to $40,000, (ii) an increase in the number of options to be granted as the initial option grant to newly elected or appointed Board members to 37,200 options and (iii) an increase in the number of options to be granted as the annual option grant to existing members of the Board who are continuing their service to the Board following each annual meeting, commencing with the Annual Meeting, to 18,600 options.

Voting Matters

This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxies returned before the Annual Meeting will be voted as directed or, if no direction is given, will be voted identical to the Board’s recommendations as set forth in the Proxy Statement.

By Order of the Board of Directors,

Alan Fuhrman
Chief Financial Officer May 7, 2024

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